Exhibit 11.1

                           TRESCOM INTERNATIONAL, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                                                                                             YEAR ENDED DECEMBER 31,


                                                                                           1996                1995
                                                                                      ---------------------------------------

Primary and fully diluted:
   Weighted average Common Stock outstanding during the period(1)..............                10,590,634          2,386,663
   Conversion of Preferred Stock into Common Stock, including
       accrued dividends through the date of the initial public offering ......                   498,131          4,496,147

Effect of common stock  equivalents  issued  subsequent to November 22, 1994, computed in accordance with the treasury stock method
       as required by the Securities and Exchange Commission(1) ...............                    80,032            813,551
                                                                                      ---------------------------------------
Total..........................................................................                11,168,797          7,696,361
                                                                                      =======================================

Loss before extraordinary item.................................................           $    (3,621,000)  $    (11,627,000)
Extraordinary loss on  early extinguishment  of  debt..........................                 1,956,000                 --
                                                                                      ---------------------------------------
Net loss ......................................................................                (5,577,000)       (11,627,000)
Less:  Preferred Stock dividends ..............................................                  (687,000)        (4,877,000)
                                                                                      ---------------------------------------

Net loss available for Common Stock and common stock equivalents...............            $   (6,264,000)  $    (16,504,000)
                                                                                      =======================================

Per share amount...............................................................            $         (.50)  $          (1.51)

                                                                                      =======================================


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to and through the date of the initital public offering.